Exhibit 99.1

For Immediate Release

SAND HILL FINANCE LLC CONVERTS REMAINING BALANCE OF ICEWEB, INC. CONVERTIBLE DEBENTURE

CONVERSION PRICE AT 38% PREMIUM TO CURRENT MARKET PRICE

Sterling, VA – August 22, 2013 –IceWEB, Inc. – (OTC BB:IWEB), an award-winning Unified Data Storage appliance provider for cloud and virtual environments, as well as the highly secure, scalable IceBOXTM BYOD (Bring Your Own Device) Private Digital Cloud Solution, announced today that Sand Hill Finance, LLC has converted the remaining principal balance of $1,642,739 due on its secured convertible debenture into 37,000,000 shares of the common stock of IceWEB, Inc.  The conversion price was $0.0444 cents per share, a 38% premium to the recent share price of IceWEB’s common stock. As a result of the conversion, based on 392,817,360 common shares of IceWEB, Inc. outstanding which includes the shares issued to Sand Hill Finance, LLC, Sand Hill Finance, LLC holds 9.4% of the issued and outstanding common shares of IceWEB, Inc.  As part of the transaction, Sand Hill Finance is releasing its security interest in the assets of IceWEB, Inc. and will terminate the Financing Agreement with the Company.

 “Converting the Sand Hill Finance note to equity is a major achievement for IceWEB, and has significantly strengthened our balance sheet and improved our cash flow position.  Sand Hill Finance has been a great partner to us over the years, and their conversion of the debt at an above-market price is a reflection of their confidence in the direction of the Company,” said Mark Lucky, Chief Financial Officer of IceWEB, Inc.

"We are confident in IceWeb's management team and believe in their vision for the company's future," said Sand Hill Finance’s President, Mark Cameron.  "We believe now is the opportune time to convert our debt to equity, fully aligning our interests with the company and its shareholders."

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company’s e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements.  In some cases you can identify those so-called “forward-looking statements” by words such as “may” “will,” “should”, “expects”, “plans”, “targets”, “believes”, “anticipates”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of those words and other comparable words. These forward-looking statements are subject to certain risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described in IceWEB, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2012 and in the Company’s subsequent filings with the SEC, which are available on the SEC’s website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

For IceWEB, Inc. : Cynthia DeMonte, 917-273-1717ir@iceweb.com